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                                                                    Exhibit 23.1

                          INDEPENDENT AUDITORS' CONSENT

We consent to the use in this Amendment No. 1 to Registration Statement No. 333-99699 of Solutia Inc. on Form S-4 of our report dated March 4, 2002 (June 4, 2002 as to Note 19, June 17, 2002 as to Note 20 and October 16, 2002 as to Note
21), appearing in the Prospectus, which is part of this Registration Statement (which report expresses an unqualified opinion and includes an explanatory paragraph referring to a change in accounting principle), and our report dated March 4, 2002 relating to the financial statement schedule included in the Annual Report on Form 10-K for the year ended December 31, 2001 incorporated by reference in this Registration Statement.

We also consent to the reference to us under the heading "Experts" in such Prospectus.

                                       /s/ Deloitte & Touche LLP

Saint Louis, Missouri
October 16, 2002